UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2009

FORD MOTOR COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-3950 (Commission File Number)	38-0549190 (I.R.S. Employer Identification No.)

One American Road
Dearborn, Michigan 48126
(Address of Principal Executive Offices) (Zip Code)

(313) 322-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On May 12, 2009, we announced that we had agreed to sell 300 million shares of our common stock in a public offering at a price to the public of $4.75 per share for total gross proceeds of approximately $1.4 billion.  We also granted to the underwriters for the offering a 30-day option to purchase up to 45 million additional shares of common stock to cover over-allotments.

On May 13, 2009, the underwriters exercised their option in full and will purchase an additional 45 million shares of our common stock, resulting in total gross proceeds of approximately $1.6 billion.  Settlement is scheduled to occur on May 18, 2009.

Net proceeds from the offering are expected to be used for general corporate purposes, including to fund with cash, instead of stock, a portion of the payments we are required to make to a Voluntary Employee Beneficiary Association (VEBA) trust that will provide retiree health care to eligible active and retired UAW-represented employees of Ford and their eligible spouses, surviving spouses and dependents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)
By:	/s/ Louis J. Ghilardi
Name: Louis J. Ghilardi
Title: Assistant Secretary

Date: May 13, 2009